FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2012

Warwick Valley Telephone Company

(Exact name of registrant as specified in its charter)

0-11174	14-1160510
(Commission File No.)	(I.R.S. Employer Identification No.)

New York

(State or other jurisdiction of incorporation or organization)

47 Main Street

Warwick, New York 10990

(845) 986-8080

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2012, Mr. Ralph Martucci resigned his position as Executive Vice President, Chief Financial Officer and Treasurer of Warwick Valley Telephone Company (the “Company”) and Mr. Brian H. Callahan was appointed to succeed Mr. Martucci. Prior to joining the Company, Mr. Callahan, age 41, served since July of 2009, as Senior Vice President of Finance and Treasury for Expert Global Solution, Inc., a leading global provider of business process outsourcing services. Prior to his appointment as Senior Vice President of Finance and Treasury, Mr. Callahan served in positions of increasing responsibility since joining Expert Global Solutions, Inc. in April of 1998. Mr. Callahan was with PricewaterhouseCoopers, LLP from 1994 to 1998.

Effective August 3, 2012, the Company entered into an employment agreement with Mr. Callahan.  Mr. Callahan’s employment agreement provides for a two year term that automatically renews for successive one-year periods unless the Company or Mr. Callahan provides written notice of non-renewal to the other at least 60 days before the expiration of the initial term or any subsequent renewal period.

Mr. Callahan will receive an annual base salary of $205,000, subject to annual increases as the Company may determine. Mr. Callahan is eligible to receive an annual cash bonus and incentive compensation in the form of equity-based awards (stock options and restricted stock) under the Company’s Amended and Restated 2008 Long-Term Incentive Compensation Plan each year in accordance with the applicable plan approved by the board of directors of the Company, or the compensation committee of the board of directors, for such year. Mr. Callahan’s cash bonus plan for 2012 is targeted at 50% of his base salary and the incentive compensation component is targeted at 15,000 stock options and 3,750 shares of restricted stock, provided certain financial performance criteria are met in 2012. The elements of performance and the weighting associated with each financial metric will determine the applicable payout factor that will be used to calculate both the annual cash bonus and incentive compensation amounts. The board of directors of the Company, or the compensation committee of the board of directors, in its sole discretion may determine subsequent measurement metrics for 2012 and each subsequent year, and may also, in its sole discretion, change or eliminate the applicable plan at any time. In order to be eligible to receive a cash bonus and/or incentive compensation, Mr. Callahan must be employed by the Company on the respective payment date.

Mr. Callahan is eligible to participate in and receive benefits under the Company’s 401(k) saving plan, health and welfare plans, including medical and dental insurance, life insurance, and short-term and long-term insurance.

Mr. Callahan’s employment may be terminated at any time for any reason by the Company or by Mr. Callahan upon written notice. Mr. Callahan will be entitled to compensation and benefits depending on the circumstances of the termination of employment. If Mr. Callahan’s employment is terminated without cause and not in connection with a change of control, Mr. Callahan will be entitled to a severance payment equal to 100% of his base salary in effect as of the date of his termination of employment. He will also receive the target amount of his annual cash bonus for the year in which the termination of employment occurs. Both of these amounts will be paid in a lump sum payment. Mr. Callahan will also be entitled to the continuation of benefits for a period of one year following termination at the same rate he paid prior to his termination.

In the event that Mr. Callahan is terminated due to a change in control (as defined in his employment agreement), he will be entitled to the same compensation and benefits listed in the above paragraph except that he will be entitled to receive a cash payment equal to 150% of his annual base salary and target cash bonus. Both of these amounts will be paid in a lump sum payment. Mr. Callahan will also be entitled to the continuation of benefits for a period of one year following termination at the same rate he paid prior to his termination. In addition, any of his unvested or restricted stock options or restricted stock awards will immediately vest.

A copy of Mr. Callahan’s employment agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

The press release announcing Mr. Callahan’s appointment is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Warwick Valley Telephone Company Press Release dated August 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARWICK VALLEY TELEPHONE COMPANY (Registrant)

Date: August 3, 2012	By:	/s/ Duane W. Albro
	Name:	Duane W. Albro
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release entitled “WVT Communications Group Announces Brian H. Callahan as CFO”, dated August 3, 2012.